Exhibit 4(d)(3)
                                                                 ---------------


                           TRUSTCORP MORTGAGE COMPANY
                        EMPLOYEE RETIREMENT SAVINGS PLAN

                                SECOND AMENDMENT

                                  INTRODUCTION

TRUSTCORP MORTGAGE COMPANY, ("Employer") sponsors the TRUSTCORP MORTGAGE COMPANY RETIREMENT SAVINGS PLAN ("Plan") and according to the power reserved to it in
Section  8.1  "Amendment"  amends  the  Plan for the  purpose  of  revising  the
definition   of  the  term  "Year  of  Service"  and  the   Effective   Date  of
Participation" as those terms apply to Employees whose employment with the Employer is as a result of a merger or acquisition.

                                    AMENDMENT

NOW THEREFORE, in consideration of the above premises, the Employer amends the Plan effective January 1, 2000 as follows:

1.      YEAR OF SERVICE

Section 1.62 shall now include the following additional sentence as the last paragraph of the Section "If on the day prior to beginning his or her employment with the Employer an Employee was in the in the employ of a business enterprise that the Employer has acquired by merger or acquisition of the enterprise's assets, then for the purpose of both eligibility and vesting the Employer shall grant credit to that Employee for his or her service completed with that enterprise".

2.      EFFECTIVE DATE OF PARTICIPATION

Section 3.3 shall now include the following additional paragraph as the second paragraph of this Section "Any Eligible Employee whose employment with the Employer is the result of the Employer's acquiring (by either merger or acquisition of assets) the business enterprise that said Eligible Employee previously worked for shall become a Participant effective as of his or her date of employment if he or she met the eligibility requirements set forth in Section
3.1. If he or she has not yet met those requirements, then the Administrator shall determine his or her eligibility for participation according to the rules provided under the first paragraph of this Section 3.3.

                                    EXECUTION

An authorized officer of the Employer has executed this Second Amendment as of the Effective Date on the date noted below. In all other respects, the Plan shall remain unchanged and in full force and effect.




TRUSTCORP MORTGAGE COMPANY

By: /s/ James W. Kunzler
   -------------------------------------------
         President

Dated: 4-20-2000


ATTEST

As reflected in the minutes of a meeting held on April 20, 2000, the Employer's Board of Directors have authorized foregoing amendment.

By: /s/ Diana L. Ringer
   --------------------------------------------------
         Secretary